Ex NSAR Item 77C: Submission of matters to a vote of security holders

JHS

Shareholder meeting

The fund held its Annual Meeting of Shareholders on February 18, 2014. The following proposal was considered by the shareholders:

Proposal: Election of twelve (12) Trustees to serve until their respective successors have been duly elected and qualified. Each Trustee was re-elected by the fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

	Votes For	Votes Withheld
Independent Trustees
Charles L. Bardelis	7,906,223.489	135,853.484
Peter S. Burgess	7,892,049.024	150,027.949
William H. Cunningham	7,892,533.469	149,543.504
Grace K. Fey	7,890,503.771	151,573.202
Theron S. Hoffman	7,890,237.853	151,839.120
Deborah C. Jackson	7,875,727.082	166,349.891
Hassell H. McClellan	7,882,668.708	159,408.265
James M. Oates	7,890,949.713	151,127.260
Steven R. Pruchansky	7,864,263.553	177,813.420
Gregory A. Russo	7,905,486.740	136,590.233
Non-Independent Trustees
Craig Bromley	7,881,567.515	160,509.458
Warren A. Thomson	7,876,394.414	165,682.559